UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Maffie, Michael O.

   5241 Spring Mountain Road
   Las Vegas, NV  89102
   USA
2. Issuer Name and Ticker or Trading Symbol
   Southwest Gas Corporation
   SWX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Executive Officer
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |      |    |                  |   |           |12,289 (3)         |I     |401(k) Plan                |
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Common Stock                 |      |    |                  |   |           |35,512 (4)         |D     |                           |
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Common Stock                 |      |    |                  |   |           |37 (5)             |I     |Custodian for              |
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                             |      |    |                  |   |           |                   |      |child                      |
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Common Stock                 |      |    |                  |   |           |2,919 (6)          |I     |By wife                    |
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           owned by wife.    |      |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Employee Stock Option   |$15     |7/15/|A   |90,000     |A  |(1)  |7/14/|Common Stock|90,000 |       |            |   |            |
                        |        |96   |    |           |   |     |06   |            |       |       |            |   |            |
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(right to buy)          |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Option   |$19.125 |7/15/|A   |25,000     |A  |(2)  |7/14/|Common Stock|25,000 |       |115,000     |D  |            |
                        |        |97   |    |           |   |     |07   |            |       |       |            |   |            |
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(righ to buy)           |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) The option vests in three annual installments of 36,000 shares in 1997, 27,000 shares in 1998, and 27,000 shares in 1999, beginning on July 15,
1997.
(2) The option vests in three annual installments of 10,000 shares in 1998, 7,500 shares in 1999, and 7,500 shares in 2000, beginning July 15,
1998.
(3) Includes 379 shares accquired June through December 1997 pursuant to the dividend reinvestment feature of the SWX 401(k)
plan.
(4) Includes 827 shares acquired June through December 1997 pursuant to the dividend reinvestment feature of
SWX restricted stock
plan.
(5) Includes 2 shares acquired June through December 1997 pursuant to the dividend reinvestment plan.
(6) Includes 90 shares acquired June through December 1997 pursuant to the dividend reinvestment feature of the SWX 401(k) plan.
SIGNATURE OF REPORTING PERSON
/s/Michael O. Maffie by Faye J. Ringler, Attorney in fact
DATE
1/30/98